FOR IMMEDIATE RELEASE
ARLINGTON TANKERS ANNOUNCES UNAUDITED
THIRD QUARTER 2007 RESULTS
Company Declares Cash Dividend of $0.59 Per Share
HAMILTON, BERMUDA — October 23, 2007 — Arlington Tankers Ltd. (NYSE: ATB) today announced financial results for the third quarter and the nine months ended September 30, 2007. For the quarter ended September 30, 2007, the Company’s total revenues were $17.5 million, consisting of $16.5 million in basic vessel charter hire and $1.0 million in additional charter hire that the Company received under its profit sharing arrangements.
On the basis of the third quarter results, Arlington’s Board of Directors has declared a cash dividend of $0.59 per share. The dividend is payable on November 6, 2007 to shareholders of record at the close of business on November 2, 2007.
Third Quarter Results
The additional charter hire earned during the third quarter of 2007 was derived from profit sharing arrangements under the time charters of the Company’s V-MAX, Panamax and Product vessels. Of the $1.0 million in additional charter hire, approximately $600,000 was attributed to contractually guaranteed profit sharing for the two V-MAX vessels, and approximately $400,000 was attributed to additional charter hire from the Company’s two Panamax tankers and the Company’s two Product tankers that are eligible to earn additional charter hire. For these four vessels, the average time charter equivalent rates under the Company’s profit sharing agreements over the preceding twelve months were in excess of contractual minimum levels.
The Company’s operating expenses during the third quarter of 2007, including depreciation costs of $3.9 million and administrative expenses of $564,000 were $9.4 million. The Company’s interest expense, net of interest income for the third quarter of 2007, was $3.2 million. This expense represents interest under the Company’s $229.5 million, secured credit facility with The Royal Bank of Scotland plc.
The Company’s results of operations were affected by an unrealized loss of approximately $5.0 million, representing the change in the fair value of the Company’s interest rate swap arrangement related to its secured credit facility with The Royal Bank of Scotland plc. As a result, the Company’s net loss for the third quarter of 2007 was $41,000, or less than $0.01 per share. Excluding the effect of this unrealized loss, the Company’s net income for the third quarter of 2007 was $4.9 million, or $0.32 per share.
Business Update
All of Arlington’s eight vessels are currently trading on time charter contracts to subsidiaries of Stena AB and Concordia Maritime AB. The charters have fixed initial terms that expire at various dates, with two vessels expiring in 2008, four vessels expiring in 2009, and two vessels expiring in 2010. All of the charter contracts also include options to extend the terms of the charters.
Each charter contract provides for fixed rate basic charter hire during the operating period. In addition to the fixed rate basic charter hire, the Company’s two V-MAX vessels, two Panamax tankers and two of the Company’s four Product tankers have the possibility of receiving additional charter hire from the time charterers through profit sharing arrangements related to the performance of the tanker markets on specified geographic routes, or from actual time charter rates. Tanker freight rates are volatile and additional charter hire for the Panamax and Product tankers is not guaranteed. The Company’s two V-MAX vessels are receiving additional hire from the time charterers through profit sharing arrangements based on sub-charters with Sun International and LukOil International Trading and Supply Company, or Litasco.
“We are very pleased with the additional charter hire revenue earned from profit sharing agreements in the third quarter of 2007. Despite softness in spot tanker rates for Panamax and Product tankers in the third quarter, our profit sharing arrangements generated positive cash flow for dividend distribution for the twelfth consecutive quarter since we commenced operations in 2004,” said Edward Terino, Chief Executive Officer and Chief Financial Officer of Arlington.
Dividend Policy
Arlington has paid quarterly cash dividends in amounts substantially equal to the charter hire revenues received, less cash expenses and any cash reserves established by the Company’s Board of Directors.
The Company is increasing its estimate of the amount of cash available for dividends for fiscal 2007 to approximately $2.32 per share from the Company’s prior estimate of $2.26 per share. The increase in the Company’s full year guidance reflects the additional hire revenues received through the third quarter of 2007, as well as, additional hire revenues expected to be earned from the sub-charters of the Company’s V-MAX vessels to Sun International and Litasco.
The Company’s forward looking guidance for its cash dividends is based on the basic charter hire for all of the vessels and additional hire from profit sharing arrangements for the Company’s V-MAX vessels while they are sub-chartered to Sun International and Litasco. Since additional hire revenues from profit sharing arrangements for the Company’s two Panamax tankers and the two Product tankers that are eligible for profit sharing are based on spot market rates which are volatile, the Company does not provide any forward-looking estimate of additional hire related to these vessels in its guidance.
The Company expects to announce its next dividend on January 29, 2008 and to pay that dividend on or about February 12, 2008.
Use of Non-GAAP Financial Measures
This press release includes a presentation of a non-GAAP financial measure of net income excluding the effect of an unrealized gain or loss representing the change in the fair value of the Company’s interest rate swap arrangement related to its secured credit facility with The Royal Bank of Scotland plc. which effectively fixes the interest rate of the Company’s debt. The Company’s management believes that this non-GAAP financial measure provides useful information to investors because it excludes the effects of unrealized gains and losses, which are non-cash items that may change from quarter to quarter. Management believes that the unrealized gains and losses in the fair value of the Company’s interest rate swap arrangement related to its secured credit facility with The Royal Bank of Scotland plc. are not necessarily representative of underlying trends in the Company’s performance and their exclusion provides individuals with additional information to compare the Company’s results over multiple periods. The Company uses this non-GAAP financial measure internally to focus management on period-to-period changes in the Company’s core business.
In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the table below presents the most directly comparable GAAP financial measure and reconciles the non-GAAP financial measure described above to GAAP net income.

	Arlington Tankers Ltd.
	(In thousands, except per share data)
	Three Months		Nine Months
	Ended Sept. 30,		Ended Sept. 30,
	2007	2006	2007	2006

Net (loss) income (GAAP)	($41)	$37	$12,343	$16,589
Unrealized (gain)/loss on interest rate swap	4,955	5,194	2,624	(1,944)

Net income (non-GAAP)	$4,914	$5,231	$14,967	$14,645

Basic and diluted net income per share:
GAAP	$0.00	$0.00	$0.80	$1.07
Non-GAAP	$0.32	$0.34	$0.97	$0.94
Shares used in per share calculations:	15,500,000	15,500,000	15,500,000	15,500,000
About Arlington Tankers
Arlington Tankers Ltd. is an international seaborne transporter of crude oil and petroleum products. Arlington’s fleet consists exclusively of eight modern double-hulled vessels and is one of the youngest tanker fleets in the world, with an average vessel age of approximately 4.0 years. The fleet consists of two V-MAX tankers, which are specially designed very large crude carriers, two Panamax tankers and four Product tankers. All of the Company’s vessels are employed on long-term time charters. The Company was incorporated in Bermuda in September 2004. The Company completed its initial public offering on the New York Stock Exchange on November 10, 2004.
Safe Harbor Statement
This press release contains certain forward-looking statements and information relating to the Company that are based on beliefs of the Company’s management as well as assumptions made by the Company and information currently available to the Company, in particular the statements regarding the Company’s expectations as to the declaration, payment and estimated amount of future dividends, the market rates which pertain to the Company’s spot trading vessels and additional hire that may be earned in the future. When used in this press release, words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “will,” “may,” “should,” and “expect” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. All statements in this document that are not statements of historical fact are forward-looking statements.
The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others: the possibility that the Company may not pay dividends, the highly cyclical nature of the tanker industry, global demand for oil and oil products, the number of newbuilding deliveries and the scrapping rate of older vessels, terrorist attacks and international hostilities, and compliance costs with environmental laws and regulations. These and other risks are described in greater detail in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the United States Securities and Exchange Commission.
Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statements included in this press release. The Company does not intend, and does not assume any obligation, to update these forward-looking statements.
Contact:
Arlington Tankers Ltd
 Edward Terino, Chief Executive Officer and Chief Financial Officer
203-221-2765

Arlington Tankers Ltd.
Condensed Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006

Revenue	$17,512	$17,600	$52,630	$52,103

Operating expenses:
Vessel operating expenses	4,937	4,578	14,901	13,826
Depreciation	3,861	4,057	11,456	12,001
Administrative expenses	564	562	1,707	2,017

Total operating expenses	9,362	9,197	28,064	27,844

Operating income	8,150	8,403	24,566	24,259

Other income (expenses):
Interest income	216	244	645	517
Interest expense	(3,452)	(3,416)	(10,244)	(10,131)
Other (expenses), net	(8,191)	(8,366)	(12,223)	(7,670)

Net income/(loss)	($41)	$37	$12,343	$16,589

Net income/(loss) per basic and diluted share	($0.00)	$0.00	$0.80	$1.07

Basic and diluted weighted average shares outstanding	15,500,000	15,500,000	15,500,000	15,500,000

Arlington Tankers Ltd.
Condensed Consolidated Balance Sheets
(In thousands)

	Sept. 30, 2007
Assets	(Unaudited)	December 31, 2006

Current assets:
Cash and cash equivalents	$3,761	$3,210
Short-term investments	12,500	13,000
Accounts receivable	432	979
Prepaid expenses and accrued income	425	208

Total current assets	17,118	17,397

Vessels, net	333,517	344,973
Deferred debt issuance costs	777	955
Fair value of interest rate swap	—	84

Total assets	$351,412	$363,409

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$1,118	$1,028
Unearned revenue	2,261	2,261

Total current liabilities	3,379	3,289

Interest rate swap agreement at fair value	2,540	—
Long term debt	229,500	229,500

Total liabilities	235,419	232,789

Shareholders’ equity	115,993	130,620

Total liabilities and shareholders’ equity	$351,412	$363,409